UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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Tractor Supply Company

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TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
TractorSupply.com
To Our Stockholders:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2010 Annual Meeting of Stockholders of Tractor Supply Company. The meeting will be held on Thursday, April 29, 2010, at the Company’s Store Support Center in Brentwood, Tennessee 37027. The meeting will start at 10:00 a.m. (central time).
The following pages contain the formal Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the specific business to be considered and voted upon at the Annual Meeting. The meeting will include a report on Tractor Supply Company’s activities for the fiscal year ended December 26, 2009, and there will be an opportunity for comments and questions from stockholders. Whether or not you plan to attend the meeting, it is important that you be represented and that your shares are voted. After reviewing the Proxy Statement, I ask you to vote as described in the Proxy Statement as soon as possible.
I look forward to seeing you at the Annual Meeting.

Sincerely,

James F. Wright
Chairman of the Board
and Chief Executive Officer
March 17, 2010

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
(615) 440-4000
TractorSupply.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 29, 2010
Please join us for the 2010 Annual Meeting of Stockholders of Tractor Supply Company. The meeting will be held at the Company’s Store Support Center, 200 Powell Place, Brentwood, Tennessee 37027, on Thursday, April 29, 2010, at 10:00 a.m. (central time).
The purposes of the meeting are:
1.	To elect directors to serve a one-year term ending at the 2011 Annual Meeting of Stockholders;

2.	To ratify the reappointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2010; and

3.	To transact any other business as may be properly introduced at the 2010 Annual Meeting of Stockholders.
These matters are more fully described in the proxy statement accompanying this notice.
The Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our stockholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. This proxy statement and our fiscal 2009 Annual Report to Stockholders are available on our web site at TractorSupply.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.edocumentview.com/TSCO, which does not have “cookies” that identify visitors to the site.
As stockholders of Tractor Supply Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented.

By Order of the Board of Directors,

Joel A. Cherry
Senior Vice President-General Counsel
and Corporate Secretary
Brentwood, Tennessee March 17, 2010
YOUR VOTE IS IMPORTANT. PLEASE VOTE BY TOLL-FREE
TELEPHONE CALL, VIA THE INTERNET OR BY COMPLETING,
SIGNING, DATING AND RETURNING A PROXY CARD.

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
(615) 440-4000
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 29, 2010

MEETING OF STOCKHOLDERS
TO BE HELD APRIL 29, 2010
Our Board of Directors has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2010 Annual Meeting of Stockholders (the “Meeting”). The Meeting will be held at our Store Support Center, located at 200 Powell Place, Brentwood, TN 37027, on Thursday, April 29, 2010 at 10:00 a.m. central time, or at any adjournment thereof.
We mailed our Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting on or about March 17, 2010.
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
Who may vote at the Meeting?
The Board of Directors has set March 10, 2010 as the record date for the Meeting. If you were the owner of Tractor Supply Company common stock at the close of business on March 10, 2010, you may vote at the Meeting. You are entitled to one vote for each share of common stock you held on the record date.
A list of stockholders entitled to vote at the Meeting will be open to examination by any stockholder, for any purpose germane to the Meeting, during normal business hours for a period of ten days before the Meeting at our Store Support Center and at the time and place of the Meeting.
How many shares must be present to hold the Meeting?
A majority of our shares of common stock outstanding as of the record date must be present at the Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 36,240,670 shares of our common stock outstanding. Your shares are counted as present at the Meeting if you are present and vote in person at the Meeting or properly submit your proxy prior to the Meeting.
Why am I being asked to review materials on-line?
Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.
What am I voting on?
You will be voting on the following:
•	The election of directors to serve a one-year term ending at the 2011 Annual Meeting of Stockholders;

•	The ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm; and

•	Any other matters properly introduced at the Meeting.
We are not currently aware of any other business to be acted upon at the Meeting. If any other matters are properly submitted for consideration at the Meeting, including any proposal to adjourn the Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Meeting.

How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:
•	“FOR” the election of the director nominees named in this proxy statement; and

•	“FOR” the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm.
How do I vote before the Meeting?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a stockholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials has been sent directly to you by Computershare. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.
If, like most stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee (including through the Company’s 401(k) Plan) rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice of Internet Availability of Proxy Materials is being forwarded to you. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.
If you hold your shares through the Company’s 401(k) Plan, you will receive printed proxy materials by mail. You may vote in person at the Meeting, by completing and mailing the paper proxy card included with the mailed proxy materials, via the Internet, or by phone.
We encourage you to register your vote via the Internet. If you attend the Meeting, you may also submit your vote in person and any votes that you previously submitted — whether via the Internet, by phone or by mail — will be superseded by the vote that you cast at the Meeting. To vote at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.
Unless you hold your shares through the Company’s 401(k) Plan, you may vote via the Internet or by phone until 1:00 a.m. central time, on April 29, 2010, otherwise Computershare must receive your paper proxy card before April 29, 2010. If you hold your shares through the Company’s 401(k) Plan, you may vote via the Internet or by phone until 1:00 am central time, on April 27, 2010, otherwise Computershare must receive your paper proxy card before April 27, 2010.
May I vote at the Meeting?
You may vote your shares at the Meeting if you attend in person.
Is my vote confidential?
Yes. Your proxy card, ballot and voting records will not be disclosed to us unless required by law, requested by you, or your vote is cast in a contested election.

What vote is required to pass an item of business?
The holders of the majority of the outstanding shares of Common Stock must be present in person or represented by proxy for a quorum to be present at the Meeting. The proposals in this Proxy Statement will be approved if they receive the following number of votes: (i) for the election of directors, each of the director nominees must receive the affirmative vote of a plurality of the shares issued and outstanding as of the record date, and (ii) the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm will be approved if it receives the affirmative vote of a majority of the votes present, either in person or by proxy, at the Meeting.
If you submit your proxy or attend the Meeting, but choose to abstain from voting on any proposal, you will be considered present at the Meeting and not voting in favor of the proposal. This will not affect the election of directors. Since each of the other proposals described herein passes only if it receives a favorable vote from a majority of votes present at the Meeting, the fact that you are abstaining and not voting in favor of the proposal will have the same effect as if you had voted against the proposal.
Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.” The ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm is a routine matter, and a broker may turn in a proxy card voting shares at the discretion of the broker on that matter. The election of directors is not a routine matter, and a broker may not vote on directors without receiving instructions from beneficial owners.
Unless you indicate otherwise in your vote, the persons named as your proxies will vote your shares (a) FOR all nominees for director, and (b) FOR the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm.
Who counts the votes?
The Company has asked Computershare to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Meeting.
Can I revoke my proxy?
Yes. You can revoke your proxy by:
•	Filing written notice of revocation with our Corporate Secretary before the Meeting;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Meeting.
Where can I find voting results of the Meeting?
We will publish final detailed voting results in a Form 8-K filed within four business days of the Meeting.
Who will bear the cost for soliciting votes at the Meeting?
We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Whom should I call with other questions?
If you have additional questions about this Proxy Statement or the Meeting, please contact: Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027, Attention: Investor Relations Dept., Telephone: (615) 440-4632.
ITEM 1 — ELECTION OF DIRECTORS
Our directors are elected at each annual meeting and hold office until the next annual meeting or the election of their respective successors. All nominees are presently directors of the Company. The Board has the authority under our Bylaws to fill vacancies and to increase or decrease its size between annual meetings.
Nominees for Directors
The Board, upon recommendation of its Nominating Committee, has nominated each of the directors named below for election at this Meeting. Such individuals were selected based on their broad experience, wisdom, integrity, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance, and their willingness to devote adequate time to Board duties. The experience, qualifications, attributes and skills that led the Nominating Committee to conclude that each person should be nominated to serve as a director are discussed in more detail below.
The following table sets forth certain information concerning these nominees:

		Positions with Company, Directorships,
	Director	Business Experience for Last Five Years and
Name and Age	Since	Reasons for Nomination
Johnston C. Adams, 62	2007	Served as Chairman and Chief Executive Officer of AutoZone, Inc. from 1997 until 2001. Other directorships: WD-40 Company, since 2001; Repco Corporation Limited, since 2008. Mr. Adams was selected to serve on our board primarily because of his wealth of senior leadership and retail experience.

William Bass, 47	2008	President of Charming Shoppes-Direct since 2009. Chief Executive Officer of Fair Indigo since 2005. Previously served in several management positions for Sears, Roebuck & Company and Lands’ End from 1999 to 2005. Mr. Bass was selected to serve on our board primarily due to his highly respected experience in technology.

Jack C. Bingleman, 67	2005	President of Indian River Asset Management Inc. since 2001. Previously served as President of Staples International from 1997 to 2000. Served as President of Staples North American Stores from 1994 to 1997. Other directorship: Domtar Corporation, since 2005. Our board benefits from Mr. Bingleman’s long history as an operator in retail.

Richard W. Frost, 58	2007	Chief Executive Officer of Louisiana-Pacific Corporation since December 2004. Previously served as Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004, Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003 and Vice President, Timberlands and Procurement from 1996 to April 2002. Mr. Frost, a sitting CEO, brings to the board his wealth of senior leadership experience.

		Positions with Company, Directorships,
	Director	Business Experience for Last Five Years and
Name and Age	Since	Reasons for Nomination
Cynthia T. Jamison, 50	2002	Partner and National Director of CFO Services and Operating Committee Member of Tatum, LLC from 2005 to present. Partner in Tatum, LLC from 1995 to 2005. Other directorships: Cellu Tissue, Inc. (Audit Committee Chair) since January 2010 and B&G Foods, Inc. (Audit Committee Chair) since 2004. Ms. Jamison was selected to serve on our board primarily due to her standing as a financial expert.

Gerard E. Jones, 73	1999	Member of the Board of Trustees, Vice-Chairman of the Governance Committee and retired Adjunct Professor (corporate law) of the Vermont Law School; Chairman of the Board — Barrett Growth Fund. Also serves on Board of Trustees of The Nature Conservancy of Vermont. Served as Managing Partner of Corporate Governance Advisors, LLC from 2003 to 2005. Previously served as a partner in the law firm of Richards & O’Neil LLP from 1972 to 2003 and then served as Of Counsel to the law firm of Shipman & Goodwin LLP from 2001 to 2003. Mr. Jones has had a long history with the Company, beginning as outside counsel. The board continues to benefit from his insights and legal experience.

George MacKenzie, 61	2007	Non-executive Chairman of American Water since May 2006. Served as interim Chief Executive Officer of American Water from January 2006 to April 2006. Served as interim President and Chief Executive Officer of C&D Technologies, Inc. from March 2005 to July 2005. Served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company from September 2001 to June 2002. Other directorships: C&D Technologies, since 1999; Safeguard Scientifics, Inc. (Audit Committee Chair), since 2003 and American Water (non-executive Chair), since 2003. Mr. MacKenzie was selected to serve on our board primarily because of his standing as a financial expert.

Edna K. Morris, 58	2004	Chief Executive Officer/Partner of Range Restaurant Group since 2008. Managing Director Axum Capital Partners since October 2009. During the prior 15 years, Ms. Morris served as President of various brands, including Blue Coral, James Beard Foundation, Red Lobster and Quincy’s. Prior to that, Ms. Morris was Executive Vice President/Human Resources for Hardee’s Food Systems and Advantica Restaurant Group. Other directorships have included: Member of the Board of Trustees: Culinary Institute of America; founding president Women’s Foodservice Forum, Cosi. Ms. Morris’ executive leadership positions in retail/restaurants and experience with executive compensation issues provides the board with a wealth of knowledge.

James F. Wright, 60	2002	Chairman of the Board and Chief Executive Officer of the Company since November 2007. Previously served as President and Chief Executive Officer of the Company from 2004 to November 2007 and as President and Chief Operating Officer of the Company from 2000 through 2004. Other directorship: Spartan Stores, Inc. since 2002. Having spent his entire career in retail, Chairman Wright is well-positioned to guide the board through this chapter of the board’s mission and mandate.
If a nominee becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person designated by the Board upon the recommendation of its Nominating Committee.

COMPENSATION OF DIRECTORS
The Compensation Committee has the responsibility to review and recommend compensation for the Company’s directors. In order to assist the Company in establishing such compensation, the Compensation Committee engaged Hewitt Associates, LLC (“Hewitt”), an independent, third-party consulting firm in fiscal 2008 to prepare an analysis of the compensation paid to the directors of the companies comprising the Company’s then-established peer group (see “Compensation Discussion and Analysis”). Based on that information, the Compensation Committee recommended to the Board that, as in 2008, it pay each non-employee director an annual retainer of $34,000 and an additional $3,000 for each Board meeting attended. The Compensation Committee also recommended to the Board that it pay the chair of the Audit Committee an annual retainer of $10,000, each chair of the Compensation, Nominating and Corporate Governance Committees an annual retainer of $5,000 and the Lead Director an annual retainer of $15,000. A recommendation was also made that non-employee directors be paid $1,000 for each committee meeting attended (and $2,000 to each committee chairperson for each committee meeting attended), with one-half of those rates being paid for each telephonic meeting attended. Payments were made in accordance with these recommendations in 2009, and the Company reimbursed all directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Each of the directors participates in the Company’s Stock Incentive Plans under which non-qualified stock options and/or restricted stock units have historically been granted to each non-employee director upon their initial election to the Board and annually upon reelection thereafter. Exercise prices of options are equal to the fair market value of such shares on the date of grant and the options have a 10-year life. In 2009, the Committee recommended annual grants to the directors of restricted stock units valued at $50,000 on the date of grant and no stock options. If new members are elected to the Board of Directors they are eligible to receive restricted stock units valued at $34,000. All options and restricted stock unit awards granted to non-employee directors are made at the commencement of the new director term or initial appointment and vest at end of such term. Until 2009, restricted stock units had to continue to be held by the director for a period of one year following the expiration of the director’s term of service on the Board of Directors. Beginning in 2009, shares of common stock underlying the restricted stock units will be delivered upon expiration of the then-current term unless a deferral election is made by the board member.
The following table provides compensation information for the one-year period ended December 26, 2009 for each non-employee member of our Board of Directors. No director who is an employee of the Company received compensation for services as a director.

	Fees Earned
	or Paid in	Stock	Option
Name	Cash	Awards(1) (2)	Awards(2)	Total
Johnston C. Adams	$57,500	$49,968	$—	$107,468
William Bass	53,000	49,968	—	102,968
Jack C. Bingleman	59,500	49,968	—	109,468
S. P. Braud	76,000	49,968	—	125,968
Richard W. Frost	53,000	49,968	—	102,968
Cynthia T. Jamison	90,500	49,968	—	140,468
Gerard E. Jones	61,500	49,968	—	111,468
George MacKenzie	62,000	49,968	—	111,968
Edna K. Morris	71,500	49,968	—	121,468

(1)
Each of our directors received an annual award of restricted stock units valued at approximately $50,000 as of the award date. This column reflects the aggregate grant date fair value of restricted stock unit awards. Such awards vest at the end of the one-year director term, with the related expense recognized ratably.

(2)
Each of our non-employee directors is eligible to participate in our Stock Incentive Plans under which non-qualified stock options and restricted stock unit awards are granted. The aggregate number of underlying shares for stock awards and option awards outstanding at fiscal year-end for each Director was as follows:

	Stock	Option
Name	Awards	Awards
Johnston C. Adams	2,214	5,500
William Bass	2,464	5,500
Jack C. Bingleman	2,537	9,500
S. P. Braud	2,537	11,000
Richard W. Frost	2,229	5,500
Cynthia T. Jamison	2,537	10,000
Gerard E. Jones	2,537	4,000
George MacKenzie	2,227	5,500
Edna K. Morris	2,537	11,500
BOARD MEETINGS AND COMMITTEES
How often did the Board meet in 2009?
The Board held four regular quarterly meetings during 2009, to review significant developments affecting the Company, engage in strategic planning and act on matters requiring Board approval.
For 2009, each incumbent director attended at least 75% of the Board meetings and at least 75% of the meetings of committees on which he or she served.
What are the Standing Committees of the Board?

		Functions and	Number of
Committee	Members	Additional Information	Meetings
Audit	Cynthia T. Jamison * Jack C. Bingleman George MacKenzie	• Oversees financial reporting, policies, procedures and internal controls of the Company • Appoints the independent auditor	19
		• Evaluates the general scope of the annual audit and approves all fees paid to the independent auditor
		• Oversees and directs the scope of internal audit activities
Compensation	Edna K. Morris * Johnston C. Adams Richard W. Frost Cynthia T. Jamison	• Reviews and approves compensation of directors and executive officers • Reviews and approves grants of equity-based awards to officers pursuant to stock incentive plans	9
		• Reviews salary and benefit issues
Corporate Governance	S.P. Braud * William Bass Gerard E. Jones Edna K. Morris	• Develops, sets and maintains corporate governance standards • Reviews and monitors activities of Board members • Evaluates the effectiveness of the Board process and committee activities	4
Nominating	Gerard E. Jones * Johnston C. Adams Jack C. Bingleman	• Makes recommendations for nominees for director • Evaluates qualifications for new candidates for director positions	1

*	Committee chairperson
The Board has determined that each member of the Company’s Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee is an independent director within the meaning of the listing standards of the NASDAQ Global Select Market. In addition, the Board has determined that Ms. Jamison, the chair of the Audit Committee, and Messrs. MacKenzie and Bingleman, both of whom are Audit Committee members, are qualified as audit committee financial experts within the meaning of SEC regulations and the listing standards of the NASDAQ Global Select Market. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Does the Board have a lead director?
For several years, the Board has had a de facto lead director. Contemporaneous with the election of Mr. Wright as Chairman in November 2007, the Board formalized the lead director role, appointing long-time director S.P. Braud to the position. Mr. Braud will retire from the Board effective at the Meeting, and Ms. Jamison has been appointed as the lead director upon his retirement. With the formal creation of this lead director position, the Corporate Governance Committee established, and the Board ratified, the responsibilities of the Lead Independent Director:
The Lead Independent Director is responsible for coordinating the activities of the independent directors. In addition to the duties of all Board members as set forth in the Company’s governance guidelines, the specific responsibilities of the Lead Independent Director are as follows:
•
advise the Chair as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Company operations;

•	provide the Chair with input as to the preparation of the agendas for the Board and committee meetings;

•
advise the Chair as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material;

•	recommend to the Chair the retention of consultants who report directly to the Board;

•	interview, along with the chair of the Nominating Committee, all Board candidates, and make recommendations to the Nominating Committee and the Board;

•
assist the Board and Company officers in assuring compliance with and implementation of the Company’s governance guidelines; principally responsible for recommending revisions to the governance guidelines;

•	coordinate, develop the agenda for and moderate executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the Chair on sensitive issues;

•	evaluate, along with the members of the full board, the CEO’s and the Board’s performance; meet with the CEO to discuss same; summarize and remit the evaluations to the Board; and

•	recommend to the Chair the membership of the various Board committees, as well as selection of the committee chairs.

What are the responsibilities of the Compensation Committee?
The Compensation Committee has been given the responsibility to assist the Board of Directors in the discharge of its fiduciary duties with respect to the compensation of the executives of the Company, including the Named Executive Officers, as well as oversight of succession planning. The Compensation Committee is also responsible for administering all of our equity-based plans and the Company’s retirement and other benefit plans. It periodically reviews compensation and equity-based plans and makes its recommendations to the Board with respect to these areas.
The Compensation Committee’s members are each (i) independent as defined under the listing standards of the NASDAQ Global Select Market, (ii) a non-employee director for purposes of Section 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code.
As part of the Committee’s duties as set forth in its charter, the Committee, among other things, periodically reviews the Company’s philosophy regarding executive compensation and annually reviews market data to assess the Company’s competitive position with respect to the elements of the Company’s compensation. The Committee reports to the Board of Directors on its activities.
To assist the Compensation Committee in establishing compensation for the Company’s executive management for 2009, the Compensation Committee engaged Hewitt, an independent, third-party consulting firm. The Compensation Committee determined the scope of Hewitt’s assignment and worked directly with Hewitt. Hewitt also worked with management on a limited basis under the Committee’s direction. Hewitt did not recommend any compensation programs or payment amounts, but was only engaged to provide data and analysis with respect to compensation paid by the Company and the companies in its peer group as discussed in “Compensation of Directors” and “Compensation Discussion and Analysis.” Hewitt did not perform any other services for the Company in fiscal 2009.
The Compensation Committee sets performance goals and objectives for the chief executive officer and the other executive officers. The Committee reviews the performance and compensation of the chief executive officer and, with other advisors if appropriate, establishes his compensation level, including equity-based awards. For the remaining Named Executive Officers, the senior vice president of human resources, the management liaison to the Compensation Committee, consults with the chief executive officer and, using the data provided by the consultant, makes recommendations to the Committee as to each individual’s base compensation and equity-based awards. The Committee considers and discusses the recommendations.
The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee and recommended to the full Board for ratification.
The agenda for meetings of the Compensation Committee is determined by its Chairperson with input from the Company’s general counsel and senior vice president of human resources. Compensation Committee meetings are regularly attended by the Company’s chief executive officer, general counsel and senior vice president of human resources, but the Committee also meets in executive session at each meeting. Independent advisors and the Company’s human resources department support the Compensation Committee in its duties, and certain officers, including the chief executive officer, chief financial officer, senior vice president of human resources, and general counsel, may be delegated authority to fulfill certain administrative duties regarding compensation programs.

CORPORATE GOVERNANCE
General
We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. During the past year, we have continued to review our corporate governance policies and practices and compared them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of the NASDAQ Global Select Market.
Our Board of Directors has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board of Directors. Our Board also ensures that an annual review of its charters for the Company’s Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee is conducted. You may access our Corporate Governance Guidelines and current committee charters in the “Corporate Governance” section of our website at TractorSupply.com.
Director Independence and Board Operations
Our Corporate Governance Guidelines require that a majority of our Board consists of independent directors within the meaning of the listing standards of the NASDAQ Global Select Market. The Board has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the NASDAQ Global Select Market.

Johnston C. Adams	Cynthia T. Jamison
William Bass	Gerard E. Jones
Jack C. Bingleman	George MacKenzie
S.P. Braud	Edna K. Morris
Richard W. Frost
The Board believes that the Company’s current Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board also believes that the current combined position of Chairman and CEO promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans. The Board believes that the Company’s current leadership structure with the combined Chairman/CEO leadership role and a strong Lead Independent Director enhances the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all Board decisions. The CEO, in his capacity as Chairman, is fully cognizant of his responsibilities to our stockholders.
Our Chairman, in consultation with our Lead Independent Director and each of the committee chairpersons, proposes the agenda for the Board meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chief Executive Officer and other members of executive management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Executive sessions for non-management and independent directors are scheduled at each regularly scheduled Board meeting.
Directors have regular access to executive management. They may also seek independent, outside advice. The Board has established four standing committees so that certain areas can be addressed in more depth than might be possible at a full Board meeting. Committee assignments are reassessed annually. The Directors participated in Board and committee evaluations and assessments regarding 2009 performance.

Director Candidates
The Nominating Committee, which is comprised solely of independent directors, considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate pursuant to the provisions of our Bylaws relating to stockholder proposals as described in “Stockholder Nominations of Candidates for Board Membership,” below.
Once the Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, including:
•	Personal characteristics:
•	highest personal and professional ethics, integrity and values;

•	an inquiring and independent mind; and

•	practical wisdom and mature judgment.
•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

•	Broad training and experience at the policy-making level in business, government, education or technology.

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.

•	Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations.

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance.

•	Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders.
The Committee also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Committee does not have a formal policy with respect to diversity; however, the Board and the Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.
The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or other expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone.

After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.
Risk Management
While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors, and the independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements, and the Company’s Code of Ethics. The Compensation Committee also assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.
Code of Ethics
We have a Code of Ethics which covers all exempt employees, officers and directors of the Company, including the principal executive officer, the principal financial officer and the controller. The Code of Ethics is available in the “Corporate Governance” section of our website at TractorSupply.com. We intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our Directors, chief executive officer, principal financial officer or controller) at this location on our website.
Communications with Members of the Board
Stockholders interested in communicating directly with members of our Board may do so by writing to our Corporate Secretary, c/o Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027. As set forth in our Corporate Governance Guidelines, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Board Member Attendance at Annual Meeting
We strongly encourage each member of the Board to attend each Annual Meeting of Stockholders. Nine of our ten incumbent Directors attended the 2009 Annual Meeting.
Director Stock Ownership Guidelines
Each member of the Board is expected to acquire, within a five-year period, and continue to hold shares of the Company’s common stock having an aggregate market value from time to time which equals or exceeds a factor of 5x the director’s annual retainer.

Once the target ownership level is achieved by a director, that director will not be required to acquire any additional shares in the event the stock price is lower, provided the underlying number of shares remain held by the director.
The Compensation Committee evaluates compliance with this policy annually. The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy. Factors which may be considered include, but are not limited to, non-compliance due to limitations on ability to purchase resulting from blackout periods and the personal financial resources of the director.
Compensation Committee Interlocks and Insider Participation
Ms. Morris, Mr. Adams, Mr. Frost and Ms. Jamison served on the Compensation Committee of the Board during 2009. There are no, and during 2009 there were no, interlocking relationships between any officers of the Company and any entity whose directors or officers serve on the Compensation Committee, nor did any of our current or past officers or employees serve on the Compensation Committee during 2009.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
ITEM 2 — RATIFICATION OF REAPPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Information
The Audit Committee has reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for fiscal 2010. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2001 and is considered by management to be well qualified. At the Meeting, the stockholders are being asked to ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.
Stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by the Bylaws or otherwise; however, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification. If the stockholders fail to ratify the Audit Committee’s appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP as the Company’s independent auditors. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different registered independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.
Representatives of Ernst & Young LLP will attend the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm
Fees billed by the Company’s independent registered public accounting firm, for the last two fiscal years, were as follows:

	2009	2008

Audit fees	$834,309	$879,092
Audit-related fees	—	—
Tax fees	—	—
All other fees (1)	1,960	2,500

(1)	Amounts reflect license fees for online research tools.
All other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.
From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.
The Committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chairperson of the Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairperson’s judgment it is considered appropriate, to call a special meeting of the Committee for that purpose.
Report of the Audit Committee
The Company’s Audit Committee consists of three directors. The Board has adopted a charter that governs the Audit Committee. The Audit Committee charter can be found on the Company’s website at TractorSupply.com. The members of the Audit Committee are Cynthia T. Jamison (Chairperson), Jack C. Bingleman and George MacKenzie, and each is “independent” as defined by the listing standards of the NASDAQ Global Select Market and applicable SEC regulations.
Company management is primarily responsible for the Company’s financial statements and financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for planning and carrying out annual audits and quarterly reviews of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, and auditing and reporting on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Company also has an Internal Audit Department that is actively involved in examining and evaluating the Company’s financial, operational, and information systems activities and reports functionally to the Chair of the Audit Committee and administratively to management.

To fulfill our responsibilities, we did the following:
•
We reviewed and discussed with Company management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended December 26, 2009 and all interim quarters in fiscal 2009.

•	We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with United States generally accepted accounting principles.

•
We met periodically with the Company’s Vice President of Internal Audit, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

•
We discussed with the independent registered public accounting firm the matters that Statement on Auditing Standards No. 61 “Communications with Audit Committees”, as amended (AICPA, Professional Standards, vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in rule 3200T, rules of the SEC, and other standards require them to discuss with us, including matters related to the conduct of the audit of the Company’s consolidated financial statements.

•
We received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with Ernst & Young LLP its independence from the Company and its management.

•	We considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company and its management.
The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of the audit of the financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, management’s progress in assessing the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of the Company’s financial reporting.
Based on the discussions we had with management and the independent registered public accounting firm, the independent registered public accounting firm’s disclosures and letter to us, the representations of management to us and the report of the independent registered public accounting firm, we approved the Company’s audited consolidated financial statements for fiscal 2009 and recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009 for filing with the SEC.
The Audit Committee submits this report:

Cynthia T. Jamison, Chairperson	George MacKenzie
Jack C. Bingleman
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO RATIFY THE REAPPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 25, 2010.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Discussion and Analysis (the “CD&A”) is based on the disclosure rules adopted by the SEC and is intended to provide stockholders information about the Company’s compensation practices in a way that will make it easier to compare compensation earned by our executives with compensation earned by executives at other public companies and to understand our rationale and decision-making process. It should be read in conjunction with the Summary Compensation Table, related tables and narrative disclosures. The CD&A contained in this Proxy Statement has been discussed with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the Proxy Statement for the Meeting for filing with the SEC.
By the Compensation Committee of the Board of Directors:

Edna K. Morris, Chairperson	Richard W. Frost
Johnston C. Adams	Cynthia T. Jamison
COMPENSATION DISCUSSION AND ANALYSIS
Overview
In 2009, we performed well against our internal goals despite a challenging economy, and our stock price increased approximately twice that of the increase of the S&P 500. Our executive compensation program reflected those results.
•	Annual cash bonuses were earned and paid at maximum levels.

•	The 2009 portion of our 2009, 2008 and 2007 long-term cash plans were earned near or at maximum levels.

•	Restricted stock units increased in value commensurate with the increase in value for stockholders.

•
Stock options granted in prior years gained considerably in value due to our stock price increase. Nonetheless, at year end some prior year stock options still had no current value and will not have value until our stock price exceeds the levels at which they were granted.

Total Compensation Program Philosophy, Objectives and Targets
Philosophy
The Compensation Committee and Company management seek to build stockholder value by establishing compensation systems that attract, retain and motivate the performance and continuity of the right leadership team. We want to reward outstanding performance by our executive officers where that performance results in value creation for our stockholders. On behalf of the Board of Directors, the Compensation Committee reviews the philosophy and objectives on a regular basis to insure they are aligned with the Company’s strategic, organizational and cultural goals, as well as to maintain a competitive position within the marketplace.

Objectives
The Compensation Committee and management believe that the Company’s compensation practices support the following objectives:
•
Pay for Performance. A key objective of our compensation practices is the alignment of pay with the Company’s long-term and short-term performance and increases in stockholder value. We expect outstanding performance from our management team and believe that it is appropriate to pay for outstanding results. As a result, a significant portion of each executive’s pay is at risk and is only earned upon the achievement of performance goals established at the beginning of the fiscal year. The percentage of each Named Executive Officer’s 2009 compensation that was performance-based is as follows: Mr. Wright — 39%; Mr. Sandfort — 37%; Mr. Ruta — 39%; Mr. Crudele — 39%; and Ms. Vella — 40%.

•
Stockholder Alignment. We provide stock-based and cash incentives to further align the interests of the Company’s executive officers with its stockholders. A significant portion of our incentive compensation is tied to performance factors that influence stockholder value such as earnings per share, net income and stock price performance.

•
Business Plan Alignment. The Company puts in place each year a business plan with both long-term and short-term goals, designed to promote appropriate risk-taking by our executives. The Company’s compensation programs support and enable the achievement of the goals in the business plan by holding our leaders accountable for building and maintaining a strong, performance-based culture that motivates and rewards key talent to build successful careers with Tractor Supply.

•
Cultural Alignment. We believe that our Company’s culture is unique. We implement compensation practices that we believe will encourage behaviors that support the Company’s culture, values and goal to be the destination of choice to supply the needs of recreational farmers, ranchers and those who enjoy the rural lifestyle.

•
Attract and Retain High Performing Leadership Talent. Competition for exceptional management talent in our industry is intense. As a result, we structure our compensation plans in a way that we believe will allow us to attract and retain our key executives. For example, we use performance and time vested incentives which encourage executives to remain with and perform at high levels for the Company.

Targets
To accomplish our objectives, we use a mix of base salary, annual incentives and long-term incentives that reward outstanding Company and individual performance and the creation of stockholder value. Each of these pay elements is discussed further below.
The primary component of the Company’s compensation philosophy is to target base salaries and annual cash bonuses at the 50th percentile of the peer group and long-term incentive compensation opportunities at the size-adjusted 75th percentile of the peer group, subject to adjustment for an individual’s experience and past performance. Beyond that framework, which results in a significant proportion of performance-based pay vs. fixed pay, we do not target any particular mix of pay.
We believe that above-average, long-term incentives allow the Company to attract and retain executive talent while rewarding outstanding results and aligning the interests of the Company’s executive officers with stockholders.

For 2009, actual cash payments for base salaries and annual cash bonuses for each Named Executive Officer were above the targeted 50th percentile as follows:

	Base Salary Plus Target Bonus	Base Salary Plus Actual Bonus
	Compared to Market Base Salary Plus	Compared to Market Base
Name	Target Bonus	Salary Plus Target Bonus
James F. Wright	12%	67%
Gregory A. Sandfort	(8)%	29%
Stanley L. Ruta	8%	51%
Anthony F. Crudele	8%	50%
Kimberly D. Vella	(9)%	23%
The Compensation Committee normally views +/- 10% of the targeted percentile to be within an acceptable range. The target compensation was generally within that range. Actual payments were outside of this range because the Company’s strong 2009 financial performance triggered annual bonus payments at maximum levels.
Compensation Committee Decision-Making Process
Roles
The Compensation Committee works closely with the Company’s management and its compensation consultant to set the compensation for the Company’s executives. The roles played by each of these groups are as follows:
Role of the Compensation Committee — The Compensation Committee, in order to assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the executives of the Company:
•	Reviews and approves the Company’s compensation philosophy;

•	Reviews and approves the executive compensation programs, plans and awards;

•	Reviews and approves the compensation of the Chairman of the Board and Chief Executive Officer and all other executive management members;

•	Administers the Company’s short- and long-term incentive plans and other stock or stock-based plans;

•	Issues an annual report on executive compensation in accordance with applicable rules and regulations of the Securities and Exchange Commission for inclusion in the Company’s proxy statement.
Role of Chief Executive Officer — The CEO regularly attends Compensation Committee meetings except as otherwise directed by the Committee. The CEO provides the Committee with his assessment of the performance of the executive management members. The Committee, with the CEO present, discusses this input, along with the market data provided by the Committee’s external consultant. The Committee then approves or modifies the recommendations of the CEO with respect to compensation for the other executive management members. The CEO does not participate in the decision making regarding his own compensation and is not present when his compensation is discussed.
Role of Management — The Company’s CEO, in or about December of the subject fiscal year, upon the annual request of the Committee, compiles his recommendations for compensation for all executive management members other than himself and provides his rationale for same. The Company’s senior vice president of human resources assists the CEO in this endeavor.

Role of Consultants — For 2009, the Committee engaged the services of Hewitt, a nationally recognized compensation consultant to provide current data, market studies and analysis (please see Role of Market Studies below) to the Committee to assist in the discharge of the Committee’s duties. Hewitt reported directly to the Committee.
Role of Market Studies — In order to determine if our compensation programs are meeting our targeted levels, the Committee regularly reviews market data.
In late 2008, the Committee’s consultant, Hewitt, developed market data using pay information from the following 24 companies. These companies, all of which are retailers, were chosen because we compete for the same talent and because pay data for them was available. While the peers are both larger and smaller than the Company, Hewitt uses various statistical methodologies to size-adjust the data and make it appropriate for a company of our size (i.e. regression analysis). Some of the companies are considerably larger than the Company, but Hewitt’s analysis verified that their inclusion did not make a material difference in the result.

Advance Auto Parts, Inc.	Fred’s Inc.	PetCo Animal Supplies, Inc.
Autozone, Inc.	Genesco Inc.	PetSmart, Inc.
Bed, Bath & Beyond Inc.	Longs Drug Stores Corp.	Phillips-Van Heusen Corp.
Best Buy Co., Inc.	Lowe’s Companies, Inc.	Rent-a-Center, Inc.
Big Lots, Inc.	J.C. Penney Co.	Staples, Inc.
Bon-Ton Stores, Inc.	Macy’s, Inc.	Target Corp.
Cost Plus, Inc.	Office Depot, Inc.	The Home Depot, Inc.
Dick’s Sporting Goods, Inc.	O’Reilly Automotive, Inc.	Williams-Sonoma, Inc.
Hewitt analyzed the base salaries, cash bonuses and long-term incentives for companies in the peer group using publicly available information, as well as Hewitt’s proprietary Total Compensation Database and other industry information available to it. Hewitt provided the data directly to the Compensation Committee, with a copy to the Company’s senior vice president of human resources.
Compensation Components
Base Salary
Purpose
Our goal is to pay base salaries to our executives that are in line with our stated philosophies and that recognize their responsibilities, accomplishments and the demands that we place upon them. We believe that base salary provides a degree of financial certainty and that this helps us retain the right leadership team for the future.
2009 Decisions
Base salaries for 2009 for our Named Executive Officers were set by our Compensation Committee by reviewing and considering, in order of importance, the skills and performance levels of individual executives, the needs of the Company, the competitive pay practices of companies with which we compete for executive talent (including Hewitt’s analysis of the compensation practices of the peer group companies) and management’s recommendations. In determining individual base salaries, the Compensation Committee considered the number of years of executive experience in the specific functional area, scope of job responsibilities, leadership skills, business unit performance, achievement of strategic initiatives and contribution to Company management, job experience, impact on Company performance and the internal value of the position. Applying these criteria, the Compensation Committee established base salaries for each of our Named Executive Officers for 2009 as set forth in the 2009 Summary Compensation Table under the heading “Salary.” The base salaries for 2009 reflect increases over 2008. Mr. Wright, Mr. Crudele and Ms. Vella’s increases were in the 3% to 6% range. Mr. Sandfort had a 16% increase in base salary as he was promoted from Executive Vice President-Chief Merchandising Officer to President and Chief Merchandising Officer in February 2009. Mr. Ruta had a 9% increase in base salary as he was promoted from Executive Vice President-Store Operations to Executive Vice President and Chief Operating Officer in February 2009. The Compensation Committee believes the increases were appropriate based on competitive pay practices of peer companies, title and responsibility changes and the Company’s strong performance in a challenging economic environment.

Annual Cash Incentive Compensation
Purpose
Our annual bonus program is designed to motivate our executives to achieve the Company’s shorter-term goals by aligning the payment of an annual cash bonus with the attainment of net income growth.
2009 Decisions
The Compensation Committee approved the Company’s 2009 Cash Incentive Plan (the “CIP”), under which all executive officers were eligible to receive a cash bonus tied to our shorter-term goals. The range of possible 2009 bonus payments for each Named Executive Officer is shown in the Grants of Plan-Based Awards Table in the columns entitled “Threshold,” “Target” and “Maximum” under the heading entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards”.
The amount of the cash bonus was calculated as a specified percentage of the officer’s annual base salary dependent upon the Company’s actual net income for the year in comparison to a Board-approved net income plan (the “Profit Performance”). The possible incentive amounts payable as a percentage of base salary were as follows for the chief executive officer, executive vice presidents and senior vice presidents. For attainment of a Profit Performance within the range of each percentage referenced below, the Company interpolates the actual bonus amount payable.

	Percentage of Base	Percentage of Base	Percentage of Base
Attainment of	Salary Payable to	Salary Payable to	Salary Payable to
Profit Performance	CEO	EVPs	SVPs
Less than 90%	0	0	0
90% but less than 91%	25.0	16.3	13.8
91% but less than 92%	32.5	21.1	17.9
92% but less than 93%	40.0	26.0	22.0
93% but less than 94%	47.5	30.9	26.1
94% but less than 95%	55.0	35.8	30.2
95% but less than 96%	62.5	40.6	34.4
96% but less than 97%	70.0	45.5	38.5
97% but less than 98%	77.5	50.4	42.6
98% but less than 99%	85.0	55.3	46.8
99% but less than 100%	92.5	60.1	50.9
100% but less than 101%	100.0	65.0	55.0
101% but less than 102%	110.0	71.5	60.5
102% but less than 103%	120.0	78.0	66.0
103% but less than 104%	130.0	84.5	71.5
104% but less than 105%	140.0	91.0	77.0
105% but less than 106%	150.0	97.5	82.5
106% but less than 107%	160.0	104.0	88.0
107% but less than 108%	170.0	110.5	93.5
108% but less than 109%	180.0	117.0	99.0
109% but less than 110%	190.0	123.5	104.5
110% or more	200.0	130.0	110.0

The Company’s Profit Performance target for 2009 was net income of $97.2 million. The Compensation Committee has the discretion to withhold all or a portion of the bonuses. For individual participants, such action could be based upon subjective factors such as individual performance. As to bonuses generally, elements such as unusual factors and strategic long-term decisions affecting the Company’s performance during the year can be considered. The Committee also has the discretion to make adjustments in the terms and conditions of, and the criteria included in, awards made under the CIP in recognition of unusual or non-recurring events. For purposes of determining the targeted net income under the CIP for 2009, the Committee determined at the beginning of the plan year that net income would not be reduced by a LIFO charge in excess of $20.7 million and would not be increased by a LIFO charge of less than $10.7 million. The Committee did not make any adjustments to the bonuses for 2009. Since LIFO-adjusted net income was $113.1 million, 116.4% of the Company’s Profit Performance target, bonuses were earned at maximum levels which is two times the target amount.
Long-Term Incentive Compensation
Purpose
Long-term incentives are the most significant element of the Company’s executive officer compensation and the strongest alignment between the interests of stockholders and executive officers. The Company uses stock options, restricted stock units and long-term cash incentives for executive officers to align executive compensation with stockholders’ interests, to balance our long-term compensation programs between cash and equity awards and ensure that our compensation package acts as an executive attraction, performance, and retention tool.
2009 Decisions
Long-term incentive opportunity for 2009, expressed in dollars (“Targeted LTI Opportunity”), was set for each Named Executive Officer at the size-adjusted 75th percentile of the market for executives at our peer companies. The Named Executive Officers were then granted awards with an aggregate value equal to the dollar amount of the Targeted LTI Opportunity as follows: (a) stock options at the current Black-Scholes value constituting 40% of the Targeted LTI Opportunity (which options vest pro rata annually over the subsequent three years), (b) restricted stock unit awards valued at a 20% discount of current market value in an amount equal to 40% of the Targeted LTI Opportunity (which vest 100% on the third anniversary of the grant date) and (c) performance cash opportunities in an amount constituting 20% of the Targeted LTI Opportunity earned, in annual tranches based on performance, over the subsequent three years and vesting on the third anniversary of the date of grant. The mix was modified for 2009 to reduce the percentage of options from 50% to 40% and increase the percentage of restricted stock units from 30% to 40% to reinforce the Company’s desire for retention of its executive officers. The total dollar value of the pay opportunity represented by options, restricted stock unit awards and long-term cash awards for each executive officer within a specific officer rank (i.e. executive vice president, senior vice president — executive committee, senior vice president, vice president two or vice president one) was intended to be the same. The total pay opportunity provided to officers holding the same title is subject to adjustment for subjective and objective factors such as the individual participant’s past performance and expectations regarding the participant’s future contributions. However, no such adjustments were made for 2009.
Timing of Long-Term Incentive Grants
As in prior years, the Compensation Committee made equity awards in February after we announced our financial results for the prior fiscal year and the Committee had the opportunity to consider our expectations and projections for the current fiscal year. The Compensation Committee’s meeting schedule was determined in the prior fiscal year and the proximity of any awards to other significant corporate events is coincidental. If executive officers are hired during the year, they receive a grant at the time of hire for an aggregate number of stock options and restricted stock units based on title.

Stock Options
Philosophy
We have historically awarded stock options to our executive officers under stockholder-approved plans on an annual basis and did so in 2009. Because options only have value if the price of the Company’s common stock increases after the grant date, we believe that these awards closely align employees’ interests with those of other stockholders.
How 2009 Award Opportunities Were Determined
The Black-Scholes method was used to determine the stock option portion of the Targeted LTI Opportunity. In February 2009, the Compensation Committee granted to each Named Executive Officer the number of options set forth in the 2009 Grants of Plan-Based Awards table under the heading “All Other Option Awards: Number of Securities Underlying Options.”
Restricted Stock Units
Philosophy
Restricted stock units align stockholder and executive interest and serve as a retention tool. Like stock options, grants of restricted stock units are designed to reward our executive officers for generating increases in the price of the Company’s common stock. Unlike stock options, however, restricted stock units represent the full value of a share of the Company’s common stock and have value whether or not the price of the Company’s stock goes up. The restricted stock units vest 100% on the third anniversary of the date of grant, subject to continued employment, serving as a retention tool and aiding in the achievement of the Company’s long-term business plan.
How 2009 Award Opportunities Were Determined
The current market value of our common stock, discounted by 20% to take into account the risk of turnover, was used to determine the restricted stock unit portion of the Targeted LTI Opportunity. In February 2009, the Compensation Committee granted to each Named Executive Officer the number of restricted stock units set forth in the 2009 Grants of Plan-Based Awards listed under the heading “All Other Stock Awards: Number of Shares of Stock or Units.”
Long-Term Cash Plan
Philosophy
The Long-Term Cash Plan (“LTCP”) is designed to reward executives for increases in the Company’s earnings per share (“EPS”) performance over a three-year period based on a pre-determined growth rate established at the time of grant. Awards under the plan are earned (or not earned) on an annual basis.
How 2009 Award Opportunities Were Determined
For 2009, the Compensation Committee granted a number of units under the LTCP to each executive officer with a target annual EPS growth rate of 3%, 5% and 7% for fiscal 2009, 2010 and 2011, respectively. Amounts may be earned ratably under the LTCP based on an EPS growth rate between 1% and 8% for 2009 (awards were capped at 8% for 2009). For purposes of determining EPS growth rate under the LTCP for 2009, the Committee determined at the beginning of the Plan Year that EPS would not be reduced by a LIFO charge in excess of $20.7 million and would not be increased by a LIFO charge of less than $10.7 million.
Each year is defined as a “Plan Year” and all three years combined constitute a “Performance Period”, e.g. the 2009 Performance Period is the three-year period commencing on the first fiscal day of 2009 and expiring on the last fiscal day of 2011. Annualized EPS growth will determine the amount earned for each Plan Year of the Performance Period. That amount, if any, will be credited in March of the year following the subject Plan Year. Once a participant is credited with an amount for a Plan Year, that credit cannot be diminished except as follows: If a participant leaves the Company prior to the vesting date, no payout will occur. If a participant terminates employment before a Performance Period has ended due to death or disability, he or she will vest in awards pro rata based on the number of days employed in the Performance Period.

Earning of LTCP Awards
As discussed above and in prior year’s proxy statements, the Compensation Committee made grants to the Named Executive Officers in 2009, 2008 and 2007 under the LTCP. Because the EPS growth rate was 19.8% during fiscal 2009, amounts were earned near or at maximum levels under each of the 2009, 2008 and 2007 LTCPs in fiscal 2009.
Deferred Compensation
The Company’s officers may elect to participate in the Executive Deferred Compensation Plan (“EDCP”). The EDCP enhances the Company’s ability to attract and retain the services of qualified persons by providing highly compensated employees a vehicle to contribute additional amounts to tax-deferred savings above the amounts they can contribute to the Company’s 401(k) Plan, which are limited by the IRS. Amounts contributed earn interest at the prime rate in effect at the beginning of each calendar year. Please see the discussion under the heading “2009 Non-Qualified Deferred Compensation”.
Severance Benefits
The Company does not maintain a severance plan for its executives or employees. The Company’s Chairman and Chief Executive Officer, James F. Wright, is party to an employment agreement with the Company setting forth the obligations of the Company to Mr. Wright and certain rights, responsibilities and duties of Mr. Wright. In the event that Mr. Wright’s employment is terminated by the Company without “cause” (as defined in the agreement) or by Mr. Wright for “good reason” (as defined in the agreement), Mr. Wright is entitled to receive severance and other benefits as described under the heading “Potential Payments Upon Termination or Change in Control.”
The employment agreement contains covenants regarding the confidentiality of the Company’s trade secrets and non-solicitation of Company employees and non-competition with the Company for a period of two years following any termination of his employment. The severance pay that would be provided to Mr. Wright by the agreement has been deemed by the Compensation Committee to be commensurate with the value to the Company of the restrictive covenants under which Mr. Wright would operate after a separation of employment.
Mr. Wright’s employment agreement is described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”
Change in Control Benefits
It is our belief that reasonable change-in-control protections are necessary in order to recruit and retain effective executive management. Furthermore, providing change in control benefits should increase the cooperation of executive management with respect to potential change in control transactions that may be in the best interests of all stockholders. We also believe that each Named Executive Officer’s commitment to continued employment for six months should allow the Company sufficient time to find other qualified persons to serve in these positions, if desired, and provide an adequate transition period.
For those reasons, each of the Named Executive Officers is party to an agreement with the Company whereby, in the event the employment of such executive officer is terminated during the term of the agreement following a change of control of the Company other than (i) by the Company for Cause (as defined therein), (ii) by reason of death, disability or retirement or (iii) by the executive officer without Good Reason (as defined therein), certain severance benefits will be paid to such executive officer. Each Named Executive Officer must commit to be employed with the Company for six months following such change in control and have agreed not to compete for a one-year period after termination of employment. The change in control benefits are described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Other Benefits
Executive management participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental benefits, extended sick pay, long-term disability, participation in the Company’s Employee Stock Purchase Plan, 401(k) Plan and a 15% discount on purchases at the Company’s stores. Officers participate in the Executive Life Insurance Plan which provides for basic term life insurance coverage up to a maximum of $1,000,000, and the Company sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional disability insurance coverage above the limits of the group long-term disability plan not to exceed 60% of monthly income.
Stock Ownership Guidelines
Each member of the Management Committee (comprised of the Company’s global vice presidents, senior vice presidents, executive vice presidents and chief executive officer) is expected to acquire and continue to hold shares of the Company’s common stock having an aggregate market value from time to time which equals or exceeds a multiple of base compensation as outlined below within a five-year period.
Once the target ownership level is achieved by an executive, that executive will not be required to acquire any additional shares in the event the stock price is lower, provided the underlying number of shares remain held by the Executive.
The Compensation Committee evaluates Named Executive Officer compliance with this policy annually. The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy. Factors which may be considered include, but are not limited to, limitations on ability to purchase resulting from blackout periods and the personal financial resources of the employee.

Title	Ownership Guideline
Chief Executive Officer	5x base compensation
President	3x base compensation
Executive Vice President	3x base compensation
Senior Vice President	2x base compensation
Vice President	1x base compensation
Executive Compensation Tax Deductibility
Under Section 162(m) of the Internal Revenue Code, compensation paid by a publicly-held corporation to the chief executive officer and four other most highly paid executive officers in excess of $1.0 million per year per officer is deductible only if paid pursuant to qualifying performance-based compensation plans approved by stockholders. Awards under the Company’s Stock Incentive Plans, CIP and LTCP are intended to qualify as performance-based. Because the amount and mix of individual compensation is based on competitive considerations as well as Company and individual performance, executive officer compensation that is not performance-based may exceed $1.0 million in a given year. Mr. Wright received non-performance-based compensation in excess of $1.0 million for fiscal 2009 which is not deductible by the Company. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of the Company’s stockholders.

2009 SUMMARY COMPENSATION TABLE
The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company who served as executive officers at the end of the fiscal year ended December 26, 2009 (the “Named Executive Officers”) for all services rendered in all capacities to the Company for the fiscal year ended December 26, 2009. This table is presented as required by SEC rules. However, it reflects amounts that were not realized by the executives in 2009 and may be realized in completely different amounts in the future. For example, it is required to reflect the aggregate grant date fair value of equity awards according to accounting for share-based payments, rather than amounts realized by executives as a result of the exercise of stock options or the vesting of restricted stock units.

						Non-Equity	All
				Stock	Option	Incentive Plan	Other
Name and	Fiscal	Salary	Bonus(2)	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)(1)	($)	($)(3)	($)(3)	($)(4)	($)(5)	($)
James F. Wright	2009	$952,621	$—	$1,875,222	$1,671,872	$2,907,740	$35,991	$7,443,446
Chairman and Chief	2008	$920,740	$124,987	$783,150	$1,244,721	$727,045	$20,897	$3,821,540
Executive Officer	2007	$873,462	$—	$784,805	$1,234,869	$486,750	$20,736	$3,400,622
Gregory A. Sandfort	2009	$424,882	$—	$444,131	$395,972	$771,633	$22,438	$2,059,056
President and Chief	2008	$375,000	$74,300	$248,848	$395,528	$238,125	$176,380	$1,508,181
Merchandising Officer(6)
Stanley L. Ruta	2009	$403,558	$—	$444,131	$395,972	$807,508	$26,779	$2,077,948
Exec. Vice President and	2008	$375,000	$49,300	$248,848	$395,528	$238,125	$20,010	$1,326,811
Chief Operating Officer	2007	$338,169	$—	$253,908	$394,328	$135,000	$19,785	$1,141,190
Anthony F. Crudele	2009	$399,900	$—	$444,131	$395,972	$798,343	$25,183	$2,063,529
Exec. Vice President —	2008	$390,000	$34,589	$248,848	$395,528	$173,355	$17,610	$1,259,930
Chief Financial Officer	2007	$352,283	$—	$253,908	$394,328	$140,400	$17,385	$1,158,304
and Treasurer
Kimberly D. Vella	2009	$273,118	$—	$246,732	$219,989	$499,647	$20,351	$1,259,837
Sr. Vice President —	2008	$259,179	$43,500	$201,286	$319,912	$140,711	$16,864	$981,452
Human Resources	2007	$245,815	$—	$207,743	$311,312	$74,160	$15,777	$854,807

(1)
Amounts reflect base compensation earned by the Named Executive Officers during the period indicated and not such officer’s base salary for the indicated year. Amounts differ due to the timing of annual salary adjustments.

(2)	Amounts reflect long-term cash incentives earned by the Named Executive Officers during 2008, but not yet vested.

(3)
The amounts in the columns captioned “Stock Awards” and “Option Awards” reflect the aggregate grant date fair value of awards according to accounting for share-based payments. For a description of the assumptions used by the Company in valuing these awards for fiscal 2009, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009 filed with the SEC on February 24, 2010.

(4)
Amounts reflect incentives earned under the Company’s CIP for 2009, 2008 and 2007, and long-term cash incentives earned during 2009 but not yet vested, in each case calculated based on the Company’s financial performance for the indicated period. There were no amounts earned under the long-term cash incentive plan in 2007. See “Compensation Discussion and Analysis.” The 2009 amount is comprised of the following:

Name	CIP	LTCPs	Total
James F. Wright	$1,913,740	$994,000	$2,907,740
Gregory A. Sandfort	$565,500	$206,133	$771,633
Stanley L. Ruta	$531,375	$276,133	$807,508
Anthony F. Crudele	$522,210	$276,133	$798,343
Kimberly D. Vella	$302,647	$197,000	$499,647

(5)	Amounts comprised as follows:

		Company
	Company	Contribution to	Group Term Life	Perquisites and
	Contribution to	Deferred	Insurance and	Other Personal
Name	401(k) Plan	Compensation Plan	Disability Premiums	Benefits	Total
James F. Wright	$11,025	$4,500	$20,466	$—	$35,991
Gregory A. Sandfort	$11,025	$—	$11,413	$—	$22,438
Stanley L. Ruta	$11,025	$4,500	$11,254	$—	$26,779
Anthony F. Crudele	$11,025	$4,500	$9,658	$—	$25,183
Kimberly D. Vella	$11,025	$4,500	$4,826	$—	$20,351

(6)	Mr. Sandfort joined the Company as an executive officer on November 5, 2007.
2009 NON-QUALIFIED DEFERRED COMPENSATION
The EDCP provides that designated participants may elect to defer up to 40% of their annual base salary and up to 100% of their annual incentive compensation under the CIP. To be eligible for the salary deferral, each participant must contribute the maximum amount of salary to the Company’s 401(k) Plan subject to the Company’s match. Under the EDCP, the participants’ salary deferral is matched by the Company, 100% on the first $3,000 of base salary contributed and 50% on the next $3,000 of base salary contributed limited to a maximum annual matching contribution of $4,500. Each participant’s account earns simple annual interest at the prime rate in effect on January 1 of each year. Each participant is fully vested in all amounts credited to their deferred compensation account. Payments under the EDCP are made no earlier than six months following the earlier of the participant’s (i) death, (ii) retirement, (iii) total and permanent disability, (iv) termination of employment with the Company or (v) some other date designated by the participant at the time of the initial deferral. Payments are made in cash and are paid in ten annual installments or in a single lump sum payment, at the election of the participant.
The following table sets forth certain information about each Named Executive Officer’s participation in the Company’s defined contribution and non-qualified deferred compensation plans in fiscal 2009:

	Executive	Company	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last Fiscal Year
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	End
Name	($)(1)	($)(2)	($)(3)	($)	($)(4) (5)
James F. Wright	$39,535	$4,500	$1,869	$23,887	$65,970
Gregory A. Sandfort	$—	$—	$—	$—	$—
Stanley L. Ruta	$20,899	$4,500	$3,572	$32,885	$123,284
Anthony F. Crudele	$29,043	$4,500	$4,392	$—	$155,370
Kimberly D. Vella	$8,496	$4,500	$290	$15,543	$13,229

(1)	The amounts reported in this column are included in the “2009 Summary Compensation Table” under the heading “Salary.”

(2)	The amounts reported in this column are included in the “2009 Summary Compensation Table” under the heading “All Other Compensation.”

(3)	The Company does not provide above-market or preferential earnings on EDCP contributions, so these amounts were not reported in the Summary Compensation Table.

(4)
Of these balances, the following amounts were reported in Summary Compensation Tables in prior year proxy statements: Mr. Wright $0; Mr. Sandfort — N/A; Mr. Ruta — $33,019; Mr. Crudele — $103,046; and Ms. Vella — $0.

(5)	For a description of the Company’s EDCP, please see “Compensation Discussion and Analysis” in this Proxy Statement.

2009 GRANTS OF PLAN-BASED AWARDS
The following table reflects certain information with respect to awards to the Named Executive Officers to acquire shares of the Company’s Common Stock granted under the Company’s 2006 Stock Incentive Plan and to receive a cash incentive under the Company’s CIP and LTCP in fiscal 2009.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise or
		Estimated Possible Payouts Under Non-			Number of	Number of	Base Price	Grant Date Fair
		Equity Incentive Plan Awards (1)(2)			Shares of	Securities	of Option	Value of Stock
	Grant	Threshold	Target		Stock or	Underlying	Awards	and Option
Name	Date	($)	($)	Maximum ($)	Units (#)(3)	Options (#)	($/Sh)(4)	Awards ($)
James F. Wright	2/04/09				54,775	124,386	$34.24	$3,547,094
	(1)	$239,218	$956,870	$1,913,740
	(2)	$253,308	$760,000	$1,520,000
Gregory A. Sandfort	2/04/09				12,973	29,460	$34.24	$840,103
	(1)	$70,688	$282,750	$565,500
	(2)	$59,994	$180,000	$360,000
Stanley L. Ruta	2/04/09				12,973	29,460	$34.24	$840,103
	(1)	$66,422	$265,688	$531,375	12,973	29,460	$34.24	$840,103
	(2)	$59,994	$180,000	$360,000
Anthony F. Crudele	2/04/09				12,973	29,460	$34.24	$840,103
	(1)	$65,276	$261,105	$522,210
	(2)	$59,994	$180,000	$360,000
Kimberly D. Vella	2/04/09				7,207	16,367	$34.24	$466,721
	(1)	$37,968	$151,324	$302,647
	(2)	$33,330	$100,000	$200,000

(1)	Non-equity awards, as provided in the Company’s CIP, provide for various potential thresholds, targets and maximum payouts.

(2)	Non-equity awards, as provided in the Company’s LTCP, provide for various potential thresholds, targets and maximum payouts.

(3)	Reflect awards of restricted stock units.

(4)
Options are awarded by the Compensation Committee of the Board and are priced at the average of the high and low market values on the day preceding the day of the corresponding Committee meeting at which such awards are authorized. Options awarded to the Named Executive Officers vest ratably over a three-year period and have a ten-year life.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END
The following table reflects all equity awards held by the Named Executive Officers at the end of fiscal 2009:

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
			Equity					Equity	Awards:
			Incentive					Incentive	Market or
			Plan					Plan	Payout
			Awards:			Number	Market	Awards:	Value of
	Number of	Number of	Number of			of Shares	Value of	Number of	Unearned
	Securities	Securities	Securities			or Units	Shares or	Unearned	Shares,
	Underlying	Underlying	Underlying			of Stock	Units of	Shares, Units	Units or
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	or Other	Other
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Rights That	Rights That
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Have Not	Have Not
Name	(#)(1)	(#)(1)	(#)	($)(2)	Date(3)	(#)(4)	($)	Vested (#)	Vested ($)
James F. Wright	90,216	—	—	$3.36	1/25/11	—	$—	—	$—
	105,000	—	—	$8.91	1/24/12	—	$—	—	$—
	80,000	—	—	$19.64	1/23/13	—	$—	—	$—
	45,000	—	—	$42.65	1/22/14	—	$—	—	$—
	37,500	—	—	$32.68	10/01/14	—	$—	—	$—
	45,000	15,000	—	$36.40	2/02/15	—	$—	—	$—
	80,000	—	—	$61.27	2/09/16	—	$—	—	$—
	39,666	19,834	—	$46.17	2/07/17	17,000	$918,510	—	$—
	26,776	53,554	—	$38.45	2/06/18	20,368	$1,100,483	—	$—
	—	124,386	—	$34.24	2/04/19	54,775	$2,959,493	—	$—
Gregory A. Sandfort	12,666	6,334	—	$40.49	11/5/17	5,500	$297,165	—	$—
	8,508	17,018	—	$38.45	2/06/18	6,472	$349,682	—	$—
	—	29,460	—	$34.24	2/04/19	12,973	$700,931	—	$—
Stanley L. Ruta	20,000	—	—	$19.64	1/23/13	—	$—	—	$—
	15,000	—	—	$42.65	1/22/14	—	$—	—	$—
	11,250	3,750	—	$36.40	2/02/15	—	$—	—	$—
	20,000	—	—	$61.27	2/09/16	—	$—	—	$—
	12,666	6,334	—	$46.17	2/07/17	5,500	$297,165	—	$—
	8,508	17,018	—	$38.45	2/06/18	6,472	$349,682	—	$—
	—	29,460	—	$34.24	2/04/19	12,973	$700,931	—	$—
Anthony F. Crudele	11,250	3,750	—	$48.21	9/26/15	—	$—	—	$—
	20,000	—	—	$61.27	2/09/16	—	$—	—	$—
	12,666	6,334	—	$46.17	2/07/17	5,500	$297,165	—	$—
	8,508	17,018	—	$38.45	2/06/18	6,472	$349,682	—	$—
	—	29,460	—	$34.24	2/04/19	12,973	$700,931	—	$—
Kimberly D. Vella	3,333	—	—	$8.91	1/24/12	—	$—	—	$—
	3,638	—	—	$19.64	1/23/13	—	$—	—	$—
	7,500	—	—	$42.65	1/22/14	—	$—	—	$—
	5,625	1,875	—	$36.40	2/02/15	—	$—	—	$—
	10,000	—	—	$61.27	2/09/16	—	$—	—	$—
	10,000	5,000	—	$46.17	2/07/17	4,500	$243,135	—	$—
	6,882	13,764	—	$38.45	2/06/18	5,235	$282,847	—	$—
	—	16,367	—	$34.24	2/04/19	7,207	$389,394	—	$—

(1)
The vesting schedule for each option award is set by the Compensation Committee at the time of grant. Vesting can, and does, differ among the various grants, but is the same for each optionee. The vesting for options held by Named Executive Officers and outstanding as of year-end is as follows:

Grant Date	Vesting
1/25/01	1/3 annually, over third through fifth years of life
1/24/02, 1/23/03, 1/22/04 and 10/01/04	1/3 annually, over first three years of life
2/02/05 and 9/26/05	1/4 annually, over second through fifth years of life
2/09/06, 2/07/07, 11/05/07, 2/06/08 and 2/04/09	1/3 annually, over first three years of life

(2)
Options are awarded by the Compensation Committee of the Board and are priced at the average of the high and low market values on the day preceding the corresponding Committee meeting at which such awards are authorized.

(3)	Options awarded by the Compensation Committee are granted with a ten-year life.

(4)	Reflects awards of restricted stock units. Restricted stock unit awards vest on the third anniversary of the date of the award.

2009 OPTION EXERCISES AND STOCK VESTED
The following table reflects certain information with respect to options exercised by the Named Executive Officers during the 2009 fiscal year, as well as applicable stock awards that vested, during the 2009 fiscal year:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares
	Acquired On	Exercise	Acquired on Vesting	Value Realized on
Name	Exercise (#)	($)(1)	(#)	Vesting ($)
James F. Wright	123,979	$5,588,047	—	$—
Gregory Sandfort	—	$—	—	$—
Stanley L. Ruta	39,875	$1,676,246	—	$—
Anthony F. Crudele	—	$—	—	$—
Kimberly D. Vella	10,000	$386,423	—	$—

(1)
The value realized equals the difference between the option exercise price and the closing price of the Company’s stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Payments Made Upon Termination
If the employment of any of the Named Executive Officers (other than Mr. Wright whose rights and obligations are described below under “Payments to Mr. Wright Upon Certain Termination Events”) is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid other than what has accrued and is vested under the benefit plans discussed above in this Proxy Statement included under the headings “Executive Compensation,” “Compensation Discussion and Analysis” and “2009 Non-Qualified Deferred Compensation.”
Payments Made Upon Disability
Under the terms of the Company’s disability plan, the Named Executive Officers are eligible for a disability benefit that is equal to $10,000 per month. The definition of disability is the same as that used for the disability plan covering all employees except that a Named Executive Officer disability must preclude the subject officer’s ability to carry out only his/her executive function. The disability benefit would be reduced by any benefits payable under Social Security or worker’s compensation. The payments continue based on age and various Social Security qualifications. Additionally, the Named Executive Officers are eligible for a supplemental disability benefit under the Company sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional coverage above the $10,000 per month limit of the group long-term disability plan not to exceed 60% of monthly income.
Payments to Mr. Wright upon Certain Termination Events
Mr. Wright is party to an employment agreement with the Company. In the event that Mr. Wright’s employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Wright for good reason (as defined in his employment agreement), pursuant to his employment agreement, Mr. Wright is entitled to three years of his then-current base salary, paid health insurance benefits through the second anniversary of the date of termination, any other unpaid benefits through the second anniversary of the date of termination, and outplacement services not to exceed $50,000 or for a period exceeding the earlier of one year from the termination date or the first acceptance by Mr. Wright of an offer of employment. The Company’s obligation to make such payments will be reduced dollar-for-dollar by the amount of compensation earned by Mr. Wright from other employment during the period the Company is required to make any severance payments. The agreement also provides that upon such a termination, Mr. Wright will be fully vested in all then-outstanding stock options and all then-outstanding restricted stock units of the Company and all such options shall remain exercisable until the earlier of (i) the third anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option. In the event that Mr. Wright retires, the agreement provides that Mr. Wright would be entitled to a lump sum payment equal to a pro rata portion of his base salary based on the number of days worked in that calendar year and any amounts earned but unpaid under the LTCPs. In the event of a termination other than a termination by retirement, by the Company without cause or a termination by Mr. Wright for good reason, Mr. Wright would receive only base salary and benefits earned through the date of termination.

Independent members of the Board of Directors negotiated the terms of the employment agreement with Mr. Wright. The Company and Mr. Wright were each represented by separate legal counsel for the purposes of negotiating the agreement. The Compensation Committee of the Board of Directors reviewed and approved the terms of the employment agreement subject to approval by the full Board of Directors. The Board of Directors subsequently reviewed the terms of the employment agreement and approved the recommendation of the Compensation Committee.
The employment agreement acknowledges that Mr. Wright is party to a Change in Control Agreement (explained in further detail below). Mr. Wright’s employment agreement, as amended, provides that the agreement which affords the most beneficial terms to Mr. Wright shall govern.
Payments To Be Made Upon a Change in Control
The Company has entered into Change in Control Agreements with each Named Executive Officer. Pursuant to these agreements, if an executive’s employment is terminated following a change in control (other than termination by the Company for cause or by reason of death or disability) or if the executive retires or terminates his employment in certain circumstances defined in the agreement which constitute “good reason”, the Named Executive Officer will receive:
•
the equivalent of 2x- or 1.5x- the annual base salary and target annual bonus pursuant to any annual bonus or incentive plan for the year in which the date of termination falls or, if higher, the year in which the change in control occurs (two times for Mr. Wright and 1.5 times for Messrs. Crudele, Ruta and Sandfort and Ms. Vella) payable in a lump sum, in cash;

•	provision of existing life, disability and medical benefits for a period of two years beyond the date of termination;

•	outplacement services for a period of one year or, if earlier, the first acceptance by the Named Executive Officer of an offer of employment;

•	a pro rata portion of the named Executive Officers’ target annual bonus under any bonus plan through the date of termination payable in a lump sum, in cash;

•
the stock options outstanding at the date of termination will become fully vested and continue to be exercisable for a period of two years beyond the date of termination or, at the Company’s election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options. Further, each agreement provides for an additional “gross-up” payment to cover applicable excise tax and any federal, state, and local income and employment taxes related to the “gross- up” payment; and

•
the restricted stock units outstanding at the date of termination will become fully vested or, at the Company’s election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock. Further, each agreement provides for an additional “gross-up” payment to cover applicable excise tax and federal, state, and local income and employment taxes related to the “gross-up” payment.

In the Change in Control Agreements, the Named Executive Officers have agreed to remain in the employ of the Company for at least six months following a change in control unless the Named Executive Officer resigns for good reason, dies, becomes disabled, retires or is terminated by the Company. In addition, each Named Executive Officer has agreed, for a period of one year following termination of employment by the Company, to not compete with the Company’s business, solicit or hire any of the Company’s employees, disparage the Company or disclose any confidential information or trade secrets of the Company.
Other than as noted above, the Change in Control Agreements for each of the Named Executive Officers are substantially similar and expire in June 2012.
Pursuant to the agreements, a change in control is deemed to occur upon (1) any person becoming the beneficial owner, directly or indirectly, of more than 35% of the combined voting power of the Company; or (2) any change in the majority of the Board of Directors during any two consecutive years during the term; or (3) consummation of a reorganization, merger or consolidation of the Company whereby more than 50% of the combined voting power of the then outstanding shares of the Company changes; or (4) a sale or disposition of all or substantially all of the assets of the Company (unless such sales do not result in a change in the proportional ownership existing immediately prior to such sale or disposition).
The following tables show potential payments to our Named Executive Officers under currently existing contracts, agreements, plans or arrangements, for various scenarios involving a change-in-control or termination of employment of each of our Named Executive Officers, assuming a December 26, 2009 termination date:
James F. Wright

				Voluntary
	Voluntary			Termination for
	Termination			Good Reason or		Involuntary
	or			Involuntary		Termination
Executive Payments	Early	Normal		Termination		With	Change in		Death or
Upon Termination	Retirement	Retirement		Without Cause		Cause	Control		Disability
Base salary (1)	$—	$956,870		$2,870,610		$—	$1,913,740		$—
Non-equity incentive	$—	$1,118,987	(2)	$—		$—	$3,243,714	(3)	$—
Stock options and restricted stock units (vesting accelerated) (4)	$—	$—		$8,695,598		$—	$8,695,598		$8,695,598
Health and welfare benefits (5)	$—	$—		$40,405		$—	$40,405		$—
Life insurance benefits (6)	$—	$—		$2,160		$—	$2,160		$—
Outplacement services	$—	$—		$50,000	(7)	$—	$50,000	(8)	$—
Excise tax and gross-up	$—	$—		$—		$—	$3,235,503		$—

Gregory A. Sandfort

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
	or		Involuntary	Termination
Executive Payments	Early	Normal	Termination	With	Change in	Death or
Upon Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$—	$—	$—	$—	$652,500	$—
Non-equity incentive (3)	$—	$—	$—	$—	$693,575	$—
Stock options and restricted stock units (vesting accelerated) (4)	$—	$—	$—	$—	$2,281,874	$2,281,874
Health and welfare benefits (5)	$—	$—	$—	$—	$40,039	$—
Life insurance benefits (6)	$—	$—	$—	$—	$2,160	$—
Outplacement services (8)	$—	$—	$—	$—	$20,000	$—
Excise tax and gross-up	$—	$—	$—	$—	$836,219	$—
Stanley L. Ruta

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
	or		Involuntary	Termination
Executive Payments	Early	Normal	Termination	With	Change in	Death or
Upon Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$—	$—	$—	$—	$613,125	$—
Non-equity incentive (3)	$—	$—	$—	$—	$700,481	$—
Stock options and restricted stock units (vesting accelerated) (4)	$—	$—	$—	$—	$2,312,028	$2,312,028
Health and welfare benefits (5)	$—	$—	$—	$—	$31,956	$—
Life insurance benefits (6)	$—	$—	$—	$—	$2,160	$—
Outplacement services (8)	$—	$—	$—	$—	$20,000	$—
Excise tax and gross-up	$—	$—	$—	$—	$—	$—
Anthony F. Crudele

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
	or		Involuntary	Termination
Executive Payments	Early	Normal	Termination	With	Change in	Death or
Upon Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$—	$—	$—	$—	$602,550	$—
Non-equity incentive (3)	$—	$—	$—	$—	$671,541	$—
Stock options and restricted stock units (vesting accelerated) (4)	$—	$—	$—	$—	$2,267,740	$2,267,740
Health and welfare benefits (5)	$—	$—	$—	$—	$36,931	$—
Life insurance benefits (6)	$—	$—	$—	$—	$2,160	$—
Outplacement services (8)	$—	$—	$—	$—	$20,000	$—
Excise tax and gross-up	$—	$—	$—	$—	$824,179	$—

Kimberly D. Vella

			Voluntary
	Voluntary		Termination for
	Termination		Good Reason or	Involuntary
	or		Involuntary	Termination
Executive Payments	Early	Normal	Termination	With	Change in	Death or
Upon Termination	Retirement	Retirement	Without Cause	Cause	Control	Disability
Base salary (1)	$—	$—	$—	$—	$412,701	$—
Non-equity incentive (3)	$—	$—	$—	$—	$457,236	$—
Stock options and restricted stock units (vesting accelerated) (4)	$—	$—	$—	$—	$1,526,195	$1,526,195
Health and welfare benefits (5)	$—	$—	$—	$—	$29,825	$—
Life insurance benefits (6)	$—	$—	$—	$—	$2,160	$—
Outplacement services (8)	$—	$—	$—	$—	$20,000	$—
Excise tax and gross-up	$—	$—	$—	$—	$—	$—

(1)	Amount reflects the contractual multiple of base salary. The Company has no established policy or practice pertaining to severance pay in the event of termination.

(2)	Reflects amounts earned but unpaid under the LTCPs.

(3)
Amount reflects the contractual multiple of the target cash incentive as set forth in the CIP and LTCP. The Company has no established policy or practice pertaining to severance pay for bonuses in the event of termination.

(4)
Amount includes the value of options computed by multiplying (i) the difference between (a) $54.03, the closing price of a share of our Common Stock on December 24, 2009, the last business day of fiscal 2009 and (b) the exercise price per share for each option grant by (ii) the number of unvested shares subject to that option grant. Amount includes restricted stock units valued at $54.03, the closing price of a share of our common stock on December 24, 2009, the last business day of fiscal 2009.

(5)	Amount reflects the aggregate total cost for continuation of insurance benefits (i.e. medical, dental and disability) for the contractual duration of the respective agreements.

(6)	Amount reflects the aggregate total cost for continuation of insurance benefits (i.e. life, AD&D) for the contractual duration of the respective agreements.

(7)	Amount assumes the maximum for outplacement services for the contractual duration of Mr. Wright’s employment agreement.

(8)	Amount estimated.
RELATED-PARTY TRANSACTIONS
The Board of Directors of the Company has adopted a written policy which provides that any transaction between the Company and any of its directors, officers, or principal stockholders or affiliates thereof must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the appropriate committee of the Board of Directors, each of which is comprised solely of independent directors of the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. A copy of each report is furnished to us.
SEC regulations require us to identify in our proxy statement those individuals for whom any such report was not filed on a timely basis during the most recent fiscal year. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2009, all Directors, executive officers and greater than 10% beneficial owners have complied with all applicable Section 16(a) filing requirements except for one late Form 4 filing for each of Kimberly D. Vella, Edna K. Morris, George MacKenzie, Cynthia T. Jamison, S.P. Braud, William Bass, Gerard E. Jones and Johnston C. Adams.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of January 31, 2010, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock; (ii) each director or person nominated to be a director; (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company as a group. The determinations of “beneficial ownership” of the Common Stock are based upon responses to Company inquiries that cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Such rule provides that shares shall be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares; or where a person has the right to acquire any such beneficial ownership within 60 days after the date of determination. Except as disclosed in the notes to the table, each named person has sole voting and investment power with respect to the number of shares shown as beneficially owned by him. There were 36,118,894 shares of Common Stock issued and outstanding on January 31, 2010.

		Number of
		Option
Name of	Number of	Shares and	Percent
Beneficial Owner	Shares	RSUs(1)	of Class(2)

Capital Research Global Investors (3)	3,116,100	—	8.6%
BlackRock, Inc. (4)	2,699,753	—	7.5%
Johnston C. Adams	1,676	5,500	*
William Bass	1,176	5,500	*
Jack C. Bingleman	23,749	8,625	*
S.P. Braud	3,249	11,000	*
Richard W. Frost	941	5,500	*
Cynthia T. Jamison	9,569	10,000	*
Gerard E. Jones	12,749	3,500	*
George MacKenzie	939	5,500	*
Edna K. Morris	6,608	11,500	*
James F. Wright	128,696	669,231	2.2%
Gregory A. Sandfort	8,520	39,503	*
Stanley L. Ruta	42,095	121,337	*
Anthony F. Crudele	3,460	82,587	*
Kimberly D. Vella	3,458	70,690	*

All directors and executive officers as a group (14 persons)	246,885	1,049,973	3.6%

*	Less than 1% of outstanding common stock.

(1)
Reflects the number of shares that could be purchased by exercise of options exercisable on January 31, 2010 or within 60 days of January 31, 2010 and the number of shares underlying restricted stock units which vest within 60 days of January 31, 2010.

(2)
Pursuant to the rules of the SEC, shares of Common Stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options or vesting of restricted stock units are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

(3)
Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2010, these shares are owned by accounts for which Capital Research and Management Company serves as investment advisor. Such Schedule 13G/A indicated that Capital Research Global Investors had sole power to vote and direct the investment in all of such 3,116,100 shares. Capital Research Global Investors’ address is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(4)
Based solely on information set forth in Schedule 13G filed with the SEC on January 29, 2010, these shares are owned by accounts for which BlackRock serves as investment advisor. Such Schedule 13G indicated that BlackRock had sole power to vote and direct the investment in all of such 2,699,753 shares. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

STOCKHOLDER PROPOSALS
Stockholders who desire to submit to the Company proposals for possible inclusion in the Company’s proxy materials for the 2011 Annual Meeting of Stockholders must submit such proposals in writing by November 17, 2010 to the Corporate Secretary of the Company at 200 Powell Place, Brentwood, Tennessee 37027.
For a stockholder proposal that is not intended to be included in the Company’s proxy materials but is intended to be raised by the stockholder from the floor at the 2011 Annual Meeting of Stockholders, the stockholder must provide timely advance notice in accordance with the Company’s by-laws. The Company’s by-laws contain an advance notice provision which provides that, to be timely, a stockholder’s notice of intention to bring business before a meeting must be received by the Corporate Secretary of the Company at the above address not later than ninety (90) nor earlier than one hundred twenty (120) calendar days prior to the anniversary date of the Company’s prior year’s annual meeting (no later than January 30, 2011, and no earlier than December 30, 2010, for the Company’s 2011 Annual Meeting of Stockholders). In the event, however, that the date of the annual meeting is changed by more than thirty (30) calendar days from the anniversary date of the prior year’s annual meeting, such notice and supporting documentation must be received by the Corporate Secretary of the Company not later than the tenth day following the date on which the Company provides notice of the date of such annual meeting but in no event later than the fifth business day preceding the date of such annual meeting.
STOCKHOLDER NOMINATIONS OF CANDIDATES FOR BOARD MEMBERSHIP
A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate. The Nominating Committee will consider whether to nominate any person nominated by a stockholder who is a stockholder of record on the date of the giving of the notice of nomination and who is entitled to vote at the annual meeting, and who delivers timely notice of the nomination in proper written form, as provided by the Company’s Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary of the Company upon written request), the proposed nominee’s written consent to nomination and certain additional information as set forth in the Company’s Bylaws.
For a stockholder’s notice to the Company’s Secretary to be timely, it must be delivered to or mailed and received at the principal executive offices of the Company by January 17, 2011 but not before December 18, 2010 (or, if the annual meeting is called for a date that is not within 30 days of April 28, 2011, the notice must be received not earlier than the 10th day following the day on which notice containing the date of the annual meeting is provided by the Company; provided further, however, that any such notice which is received later than the fifth business day prior to the meeting may be disregarded). If the presiding person at the meeting determines that a nomination was not properly made in accordance with the procedures set forth in the Company’s Bylaws, then the presiding person will declare to the meeting that such nomination was defective and such defective nomination shall be disregarded.

AVAILABILITY OF FORM 10-K
AND ANNUAL REPORT TO STOCKHOLDERS
A copy of the Company’s Annual Report on Form 10-K for fiscal 2009 has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials.
The Company filed its Annual Report on Form 10-K with the SEC on February 24, 2010. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal 2009, without exhibits. Please send a written request to Investor Relations, Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027 or complete the request form on the investor relations page of our website at TractorSupply.com.
OTHER MATTERS
The Board does not intend to present any business at the Meeting other than the items stated in the “Notice of Annual Meeting of Stockholders” and knows of no other business to be presented for action at the meeting. If, however, any other business should properly come before the meeting or any continuations or adjournments thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment and discretion of the persons named in the proxy.
In addition to solicitation by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone. The costs of such solicitation will be borne by the Company. The Company will also make arrangements with brokerage houses, custodians and other nominees to send proxy materials to the beneficial owners of shares of the Company’s Common Stock held in their names, and the Company will reimburse them for their related postage and clerical expenses.
DIRECTIONS TO THE ANNUAL MEETING
From North of Nashville
Follow I-65 South beyond downtown Nashville to Exit #74B (Brentwood). Turn right off the ramp and stay on Old Hickory Blvd. Turn left at the second light (Franklin Pike). Turn right at the second light (Maryland Way). Drive 1.4 miles and then turn left on Powell Place. Tractor Supply Company is on the immediate left. The Meeting entrance is on the right-hand side of the main entry way at the front of the building.
From South of Nashville
Follow I-65 North (toward Nashville). Take Exit #74B (Brentwood). Circle around the off-ramp and stay on Old Hickory Blvd. Turn left at the third light (Franklin Pike). Turn right at the second light (Maryland Way). Drive 1.4 miles and then turn left on Powell Place. Tractor Supply Company is on the immediate left. The Meeting entrance is on the right-hand side of the main entry way at the front of the building.
From East of Nashville
Follow I-40 West (toward Nashville) and merge left onto I-24 East (toward Chattanooga). Immediately merge right onto I-440 West via Exit #53 (toward Memphis). Merge onto I-65 South via Exit #5 (towards Huntsville). Follow I-65 South to Exit #74B (Brentwood). Turn right off the ramp and stay on Old Hickory Blvd. Turn left at the second light (Franklin Pike). Turn right at the second light (Maryland Way). Drive 1.4 miles and then turn left on Powell Place. Tractor Supply Company is on the immediate left. The Meeting entrance is on the right-hand side of the main entry way at the front of the building.
From West of Nashville
Follow I-40 East to I-65 South. Follow I-65 South to Exit #74B (Brentwood). Turn right off the ramp and stay on Old Hickory Blvd. Turn left at the second light (Franklin Pike). Turn right at the second light (Maryland Way). Drive 1.4 miles and then turn left on Powell Place. Tractor Supply Company is on the immediate left. The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

			VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
			Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time on, April 29, 2010.

				Vote by Internet • Log on to the Internet and go to www.envisionreports.com/TSCO • Follow the steps outlined on the secured website.

				Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		☒		• Follow the instructions provided by the recorded message.

Annual Stockholders’ Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 – James F. Wright	☐	☐	02 – Johnston C. Adams	☐	☐	03 – William Bass	☐	☐

	04 – Jack C. Bingleman	☐	☐	05 – Richard W. Frost	☐	☐	06 – Cynthia T. Jamison	☐	☐

	07 – Gerard E. Jones	☐	☐	08 – George MacKenzie	☐	☐	09 – Edna K. Morris	☐	☐

		For	Against	Abstain

2.	To ratify the reappointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 25, 2010.	☐	☐	☐

B Non-Voting Items
Change of Address – Please print new address below.	Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

■	C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
	9 1 B V	0 2 4 6 4 5 1

<STOCK#>	0158HA

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Tractor Supply Company

Annual Stockholders’ Meeting
April 29, 2010
10:00AM central time

Store Support Center
200 Powell Place
Brentwood, Tennessee 37027
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
I have received the Notice of 2010 Annual Stockholders’ Meeting (“the Meeting”) to be held on April 29, 2010 and a Proxy Statement furnished by Tractor Supply Company’s (“Tractor Supply”) Board of Directors. I appoint JOEL A. CHERRY AND KURT D. BARTON, and each of them, as proxy and attorney-in-fact, with full power of substitution, to represent me and vote all shares of Tractor Supply common stock that I am entitled to vote at the Meeting in the manner shown on this form as to the following matters and in their discretion on any other matters that come before the Meeting.
You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.
(Continued and to be voted on reverse side.)